Exhibit 5.1

Our ref:	JFS\03 3002 4933	Ashurst Australia
Partner:	John Sartori	Level 26
Direct line:	+61 3 9679 3562	181 William Street
Email:	john sartori@ashurst.com	Melbourne VIC 3000
Australia

16 August 2016		GPO Box 9938
Melbourne VIC 3001
Australia

Tel +61 3 9679 3000
Fax +61 3 9679 3111
DX 388 Melbourne
www.ashurst.com
Tronox Limited
Lot 22, Mason Road Kwinana Beach WA 6167 Australia

Registration Statement on Form S-8:  Issue of an additional 8,000,000 Class A Shares under the Tronox Limited Management Equity Incentive Plan

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as Australian legal counsel to Tronox Limited, a company incorporated in Australia (the Company).  This opinion letter is being delivered in connection with the proposed registration by the Company of 8,000,000 Class A ordinary shares in the Company (each a Class A Share) pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the Commission) on or about 15 August, 2016 under the Securities Act of 1933, as amended (the Securities Act), in addition to the  2,556,254 Class A ordinary shares already registered.  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the Registration Statement.

In connection with the preparation of this letter, we have, among other things, read:

(a)	the Tronox Limited Management Equity Incentive Plan (the Plan), which we are instructed was originally adopted by the Board of Directors of the Company (Board) on or about 14 June 2012 and subsequently amended by resolution of the Board, and most recently approved by ordinary resolution of the Company's members at the Company's annual general meeting held on 25 May 2016;

(b)	such constituent documents and corporate records of the Company as deemed necessary by us;

(c)	a search of the public database maintained by the Australian Securities and Investments Commission; and

(d)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver this opinion.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we are of the following opinion:

(a)	The Company is duly incorporated and validly existing under the Corporations Act 2001 (Commonwealth of Australia) (the Corporations Act) as a company limited by shares.

(b)	When issued pursuant to the Plan, the Class A Shares issued under the Plan will be validly issued, fully paid, and non-assessable. The term "non-assessable" is not a term which is used for the purposes of Australian company law. Our opinion is based (and we rely) on advice from Tronox Limited's US Counsel that the term "non-assessable", when used in relation to Class A Shares, means that no calls for further payment may be made upon those shares or upon the holders of those shares solely by reason of their ownership of the shares.

Australia Belgium China France Germany Hong Kong SAR Indonesia (Associated Office) Italy Japan Papua New Guinea Singapore Spain Sweden United Arab Emirates United Kingdom United States of America

Ashurst Australia (ABN 75 304 286 095) is a general partnership constituted under the laws of the Australian Capital Territory carrying on practice under the name "Ashurst" under licence from Ashurst LLP.  Ashurst LLP is a limited liability partnership registered in England and Wales, and is a separate legal entity from Ashurst Australia.  In Asia, Ashurst Australia, Ashurst LLP and their respective affiliates provide legal services under the name "Ashurst". Ashurst Australia, Ashurst LLP or their respective affiliates has an office in each of the places listed above.

Tronox Limited	16 August 2016	Page 2

Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.
We have assumed for purposes of this letter:

(a)	the Constitution of the Company reviewed by us is the Constitution of the Company which will be in force when the Class A Shares are issued under the Plan. In this context, we note that rule 22.2(b) of the Company's Constitution provides that the Board cannot issue partly paid shares;

(b)	the Plan adopted and amended by the directors of the Company and approved by the Company's members is in the same form as the copy of the Plan reviewed by us, and is not subsequently amended, and is administered at all material times in accordance with its terms;

(c)	the directors of the Company have acted in accordance with their duties in causing the Company to adopt the Plan, and have acted and will act at all times in accordance with their duties in resolving to make any Awards, as defined in the Plan, (Awards) and to issue Class A Shares pursuant to such Awards and the Plan;

(d)	the directors of the Company (or a duly authorised committee of the directors) duly resolve, for each issue of Class A Shares under the Plan, to issue such Class A Shares to the recipient of the relevant Award, and all requirements relating to the declaration of directors' interests will be duly observed, and all directors who vote on the resolution will be entitled to do so at the time;

(e)	all persons who are issued Class A Shares under the Plan will have agreed to become members of the Company and their names will have been entered on the register of members of the Company;

(f)	where Class A Shares are issued under the Plan to a person in a jurisdiction other than Western Australia, issuing the Class A Shares to such person will not be illegal or unenforceable under the laws of that jurisdiction;

(g)	each party to an Award Agreement, as defined in the Plan, under which Class A Shares are issued entered into or will enter into the Award Agreement in good faith and the entry by the party into the Award Agreement, and the performance of obligations by that party under the Award Agreement and the Plan, are in the party's best interests and, in the case of the Company, for the purpose of its business;

(h)	no person has contravened or will contravene any applicable law by entering into or offering to enter into an Award Agreement or giving effect to a transaction under or in connection with the Plan;

(i)	each party to an Award Agreement was or will be solvent at the time of and immediately after entering into the Award Agreement, and was and will have at all times full legal capacity;

(j)	the circumstances affecting the Company at the time of issue of any Class A Shares are not materially different to those prevailing at the date of this letter as known to us; and

(k)	each document we have reviewed for purposes of this letter is complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and that the parties thereto, other than the Company, had and will have full legal capacity and the power, corporate or other, to enter into and perform all obligations thereunder, and that each such document was and at all material times will be duly authorized by all requisite corporate action of parties, other than the Company, and that (where applicable) such documents were duly executed and delivered by each party thereto, other than the Company.

Tronox Limited	16 August 2016	Page 3

In preparing this letter, we have relied without independent verification upon:  (i) information obtained from governmental authorities; (ii) factual information represented to be true in the Plan and other documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Company and its subsidiaries and  their respective representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable.  We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion relates only to the laws of Western Australia (Relevant Jurisdiction) and the federal laws of Australia as they apply in the Relevant Jurisdiction as in force at 9.00 am (Perth time) on the date of this opinion (Relevant Laws).  This opinion is limited to the matters referred to and is not to be construed as extending to any other matters.  In particular (but without limiting the generality of the foregoing), no opinion is expressed as to what further documentation may need to be entered into, or what other requirements may need to be complied with, to permit an offering of Class A Shares in Australia or any other jurisdiction.

We express no opinion as to, nor have we taken into account, the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or of any litigation, hearing or pending judgment in the Relevant Jurisdiction including but not limited to any matter not yet decided on appeal.

This opinion is given on the basis that it will be construed in accordance with the Relevant Laws.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, or for any other reason.

This letter is being furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours faithfully,

Ashurst Australia